Exhibit 99.1

ALR Technologies Reducing Its Operating Budget

(January 15, 2016 -- RICHMOND, VA) ALR Technologies Inc. (OTCPINK: ALRT) The Company is approaching the borrowing limit of its line of credit arrangement with the Chairman of the Board. The Company has not been successful in finding follow on financing and accordingly will reduce its operating budget by reducing its US based sales and marketing program and diabetes care facilitation workforce until such time it can find additional financing. The Company will use the remaining availability on the existing line of credit to maintain the integrity of the technology and follow through on the application for 510(k) clearance of Insulin Dose Adjustment from the FDA.

About ALR Technologies Inc.

ALR Technologies is a medical device company providing remote monitoring for patients with chronic diseases. ALRT has developed the FDA-cleared and HIPAA compliant Health-e-Connect System that collects data from blood glucose meters and uploads to a secure website. Trained staff uses the System to effect efficiency of care among patients, clinicians and caregivers to improve outcomes and assist health plans to optimize their quality goals. Currently, the Company is focused on diabetes and will expand its services to cover other chronic diseases anchored on verifiable data. More information about ALR Technologies, Inc. can be found at www.alrt.com.

Contact:	Philip Murphy:	203.947.2827	email:	phil.murphy@alrt.com

This release contains certain "forward-looking statements" relating to ALR Technologies' business, and these statements reflect the current views of ALR Technologies with respect to future events and are subject to certain risks, uncertainties and assumptions. When used, the words "estimate", "expect", "anticipate", "believe" and similar expressions are intended to identify such forward-looking statements. There are many factors that could cause the actual results, performance or achievements of ALR Technologies and its products to be materially different from any future results, performances or achievements that may be expressed or implied by such forward-looking statements. Further management discussions of risks and uncertainties can be found in the Company's quarterly filings with the Securities Exchange Commission.